UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Children’s Place Retail Stores, Inc.
(Name of Registrant as Specified In Its Charter)

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On July 16, 2009, The Children’s Place Retail Stores, Inc. (the “Company”) published the following press releases:

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE HIGHLIGHTS EZRA DABAH’S

 FLIP-FLOPS ON KEY PROXY ISSUES

Secaucus, New Jersey — July 16, 2009 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today issued the following open letter to stockholders urging them to elect the Company’s highly qualified and independent incumbent directors — and highlighting Ezra Dabah’s flip-flops on central issues in the current proxy contest:

July 16, 2009

To our Stockholders:

In the nearly 22 months since Ezra Dabah resigned as CEO, The Children’s Place has been revitalized under the current Board and management team and is now positioned as a leading value-oriented retailer of children’s apparel and accessories. We are proud of the Company’s strong operational, financial and stock performance since Mr. Dabah’s unceremonious departure and ask you to elect highly qualified and independent incumbent directors, Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews, at the 2009 Annual Meeting of Stockholders on July 31, 2009.

We also want to alert you to flip-flops on central issues in Mr. Dabah’s proxy platform which we believe raise serious questions about his credibility. He already has two seats on the nine-member Board (himself and his father-in-law, Stanley Silverstein) and has nominated three additional candidates for the Board. The election of Mr. Dabah’s three hand-picked nominees would result in his designation of five of nine directors — the majority of the Board.

While Mr. Dabah insists he is not seeking control, he has apparently failed to convince stockholders. Accordingly, on July 13, the very day he met with two influential proxy advisory firms, he announced that his father-in-law would step down from the Board immediately if his three nominees are elected, which would give him only four instead of five Board seats. We believe that Mr. Dabah is changing his position on important issues solely in order to win the proxy contest. We believe this latest flip-flop regarding Mr. Silverstein is another example of the extreme steps Mr. Dabah is willing to take to get representation on the board that is vastly disproportionate to his ownership. Here are some examples of how his story keeps changing:

•                  On May 15, when Mr. Dabah filed his preliminary proxy materials with the SEC, he did not file as a group with Mr. Silverstein although he is married to Mr. Silverstein’s daughter and he designated Mr. Silverstein to the Board.

•                  On June 17, when Mr. Dabah filed his definitive proxy materials with the SEC, he filed as a group with Mr. Silverstein and his three hand-picked nominees — without disclosing anything about Mr. Silverstein leaving the Board or planning to do so. In fact, in his proxy statement,

Mr. Dabah acknowledges: “If all the Nominees are elected to the Board, the Nominees, together with Mr. Dabah and Mr. Silverstein, will constitute a majority of the Board.”

•                  On July 7, Mr. Dabah filed an investor presentation with the SEC which says for the first time (slide 41) that Mr. Silverstein will not stand for re-election when his term expires in 2010 if Mr. Dabah’s nominees are elected.

•                  On July 13, Mr. Dabah filed a revised investor presentation with the SEC promising that Mr. Silverstein will resign immediately if Mr. Dabah’s nominees are elected.

This is a remarkable series of flip-flops on crucial governance issues. Let there be no doubt about it, there is no guarantee that Mr. Silverstein will resign if Mr. Dabah’s nominees are elected. Given Mr. Dabah’s frequent changes to his proxy platform, we urge stockholders not to rely on his representations.

Let us suspend disbelief and take Mr. Dabah at his latest word: If his three nominees are elected and Mr. Silverstein actually resigns, the Company would be left with an eight-member Board — four of whom would have been designated by Mr. Dabah, giving him vastly disproportionate representation on the board.

The fact remains that Mr. Dabah already has two seats on the Company’s Board. If Mr. Dabah wins even one more seat, this would give him Board representation far exceeding his ownership interest.

We urge you to NOT return any gold proxy card you may receive from Mr. Dabah. Do NOT authorize a proxy to vote your shares for Mr. Dabah’s nominees. If you have already returned a gold proxy card to Mr. Dabah or otherwise authorized a proxy to vote your shares for his nominees, it is not too late to change your vote. Only your latest dated proxy will be counted.

The Children’s Place has sent stockholders WHITE proxy cards which should be returned to vote FOR the Company’s three director nominees. To vote FOR these nominees, stockholders should sign, date and return the WHITE proxy card as soon as it is received. MacKenzie Partners, Inc. is acting as The Children’s Place proxy solicitor and can be reached toll-free at (800) 322-2885 or collect at (212) 929-5500. They can also be reached by e-mail at childrensplace@mackenziepartners.com.

Every stockholder’s vote is important, regardless of how many shares you own. To ensure your vote is counted, vote by telephone or Internet now or mail in your vote today on the WHITE proxy card.

Thank you for your continued support.

Very truly yours,

Charles Crovitz
Interim Chief Executive Officer
and Member of the Board of Directors

About The Children’s Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of July 4, 2009, the Company owned and operated 936 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Information

The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009, further supplemented on July 14, 2009. The Company has provided stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

CONTACT:

Investors

Jane Singer

Vice President, Investor Relations, The Children’s Place Retail Stores, Inc.

(201) 453-6955

Media:

George Sard/Paul Caminiti/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080

FOR IMMEDIATE RELEASE

TWO INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND THE CHILDREN’S PLACE STOCKHOLDERS VOTE FOR ALL THREE OF THE COMPANY’S DIRECTOR NOMINEES

PROXY Governance Calls Current Board’s Performance “Spectacular”

Secaucus, New Jersey — July 16, 2009 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that PROXY Governance, Inc. and Egan-Jones Proxy Services (“Egan-Jones”), two independent voting advisory services, have recommended that stockholders vote FOR the election of all three of the Company’s highly qualified independent incumbent directors, Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews, on the WHITE proxy card at the 2009 Annual Meeting of Stockholders on July 31, 2009.  PROXY Governance and Egan-Jones recommend that stockholders vote AGAINST Ezra Dabah’s hand-picked nominees as well as his bylaw restoration proposal.

In its analysis, PROXY Governance noted:

•                  “We believe that the current board - in restoring the company’s operating and fiscal health over the nearly two years since dissident Dabah stepped down as CEO, and in its strategic vision for the company’s future success - has demonstrated compelling stewardship and a significant commitment to the best interests of all shareholders, and should be granted additional latitude - including shareholder support for the three incumbent directors standing for re-election at this meeting - to pursue its strategic plan.”

•                  “Simply as a specialty retailer in a deep recession - let alone as a company which exited the 2007 holiday season with huge levels of unsold inventory, heavy balances remaining on its credit lines going into a quarter when retailers generate little cash, and a former CEO intent on regaining control by forcing a sale, prosecuting a proxy contest, and suing the board to obtain an earlier annual meeting date - this board’s performance has been spectacular.”

•                  “The company’s performance since Dabah stepped down as CEO, as many equity analysts have noted, is much more complex than ‘just’ cutting costs - and much more likely to achieve future success than the trajectory established in Dabah’s final years as CEO.”

•                  “The growing liquidity risk at the end of Dabah’s tenure - driven not just by huge capital drains and underwhelming operating performance of his big box strategy, but by an operating response to grow inventory 24% year-over-year despite weakening demand signals in a peak selling season - speaks volumes about the difference between having a vision for the future and operating a public company in the best interests of all shareholders.”

In its analysis, Egan-Jones noted:

•                  “We believe that the management ballot deserves our support.”

•                  “…we believe election of the slate of director nominees presented by the management is in the best interest of the Company and its shareholders.”

•                  “We are of the view that election of the Committee’s [Mr. Dabah’s] nominees would not contribute meaningfully to the quality of the Company’s board of directors.”

•                  “…the Committee [Mr. Dabah] has failed to persuade us that support of its ballot would operate to the benefit of all shareholders during a challenging retail environment.”

The Children’s Place has sent stockholders WHITE proxy cards which should be returned to vote FOR the Company’s three director nominees.  To vote FOR these nominees, stockholders should sign, date and return the WHITE proxy card as soon as it is received.  MacKenzie Partners, Inc. is acting as The

Children’s Place proxy solicitor and can be reached toll-free at (800) 322-2885 or collect at (212) 929-5500. They can also be reached by e-mail at childrensplace@mackenziepartners.com.

About The Children’s Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of July 4, 2009, the Company owned and operated 936 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Information

The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009, further supplemented on July 14, 2009. The Company has provided stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

CONTACT:

Investors

Jane Singer

Vice President, Investor Relations, The Children’s Place Retail Stores, Inc.

(201) 453-6955

Media:

George Sard/Paul Caminiti/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080

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